Exhibit 99.(d)(x)

Addendum to Management Agreement between

Lord Abbett Municipal Income Fund, Inc.

and

Lord, Abbett & Co. LLC

Dated: September 28, 2021(the “Agreement”)

Lord, Abbett & Co. LLC (“Lord Abbett”) and Lord Abbett Municipal Income Fund, Inc., on behalf of the Lord Abbett Sustainable Municipal Bond Fund (referred to in this Addendum as the “Fund”), do hereby agree that, effective as of the Fund’s commencement of operations, the annual management fee rate for the Fund with respect to paragraph 2 of the Agreement shall be as follows:

0.32% on the first $1 billion of average daily net assets; and

0.29% on average daily net assets over $1 billion.

For purposes of Section 15 (a) of the Investment Company Act of 1940, as amended, this Addendum and the Agreement shall together constitute the investment advisory contract of the Fund.

Lord Abbett municipal income fund, inc.

By:	/s/ John T. Fitzgerald
John T. Fitzgerald
Vice President and Assistant Secretary

Lord, Abbett & Co. LLC

By:	/s/ Lawrence B. Stoller
Lawrence B. Stoller
Member and General Counsel